EXHIBIT NO. 10(b)
MASTER LICENCE AGREEMENT between:

(1) NEW TRANSDUCERS LIMITED a company incorporated under the laws of England and Wales and registered in England with number 3135528 and having its registered office at Stonehill, Huntingdon PE18 6ED, England ("NXT").

(2) NCT AUDIO PRODUCTS, INC. a Delaware corporation with offices at 1025 West Nursery Road, Linthicum, Maryland 21090 USA ("the Licensee").


WHEREAS:

(A) NXT has developed distributed mode acoustic technology enabling the manufacture of a lightweight panel loudspeaker which radiates sound efficiently and evenly over a wide frequency range and a wide acoustic area.

(B) NXT owns certain patent and other rights, together with substantial know-how relating to its distributed mode loudspeaker technology covering, amongst other things, both the manufacture of loudspeakers and their integration into other systems.

(C) NXT has acquired a reputation in relation to distributed mode loudspeakers and has valuable goodwill in its trade marks and names.

(D) NXT has entered into exclusive licensing arrangements with the Defence Evaluation & Research Agency of the United Kingdom Ministry of Defence and with Noise Cancellation Technologies Inc., for additional patent and other rights, but both of which limit NXT to certain fields and applications.
     Therefore, NXT must ensure that its licensees' activities correspond to those fields and applications.

(E) NXT has selected licensed end users who are able to use the distributed mode acoustic technology to make or assemble products to the required technical standard.

(F) The Licensee believes it can develop a substantial demand for NXT's distributed mode loudspeakers using NXT's patent rights, know-how and trade marks.




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NOW IT IS AGREED AS FOLLOWS:

NXT hereby grants to the Licensee the rights set out in the attached Standard Licence Terms (which are incorporated into this Licence Agreement) in consideration for the Licensee's payments, covenants and obligations set out below and in the said Standard Licence Terms.

In this Licence Agreement and in the accompanying Standard Licence Terms the following words and expressions shall have the meanings shown.

"Field of Use" all Fields subject to Schedule 2 of the Standard Licence Terms which contains details of particular matters which are expressly excluded.

"Licensed Products"     flat panel loudspeakers using the IPRs.

"NXT Assemblies"        loudspeakers   which   use  the  IPRs  and  which  are
                        supplied by an NXT Master Licensee.

"NXT Licensee" a party which has the right under a licence agreement with NXT to use the IPRs to manufacture and assemble, distribute, market, sell and use products in the Field of Use.

"NXT Master Licensee" a party which has entered into a licence agreement in the same terms (or substantially the same terms) as this Licence Agreement.

"NXT User Licensee" a party which has the right under a licence agreement with NXT to use the IPRs to incorporate NXT Assemblies into products in the Field of Use to the required technical and quality standards.


"NXT User Licence" a licence agreement with NXT to incorporate NXT Assemblies in the Field of Use supplied by an NXT Master Licensee into its NXT User Licensee's own products.

"Production Territory"  worldwide

"Sales Territory"       worldwide

The following payments referred to in the Standard Licence Terms shall be:

"Initial Licensing Fee" US$: nil

"Annual Licensing Fee"  US$: nil

"Royalty Rate" 1. For Licensed Products manufactured, assembled, supplied or sold as finished products destined for sale to end users the Royalty Rate shall be the greater of 2% of Net Sales Revenue or US$0.10 (ten cents) per Licensed Product or

                        2. for Licensed Products manufactured, assembled, supplied or sold as products adapted or destined for incorporation into products of NXT Licensees the Royalty Rate shall be:

                              US$0.92 per each electrodynamic transducer
                              US$0.74 per each piezoelectric transducer

                        provided that (a) where NXT agrees Royalty Rates with other NXT Master Licensees which are lower than the rates specified in 2 above ("the Third Party Rate") the Royalty Rate payable by the Licensee shall be reduced to the Third Party Rate less eight percent (8%) ("the New Royalty Rate") and NXT shall inform the Licensee accordingly. The New Royalty Rate shall be payable by the Licensee with effect from the quarter day immediately following notification of the New Royalty Rate by NXT; and (b) in order to take into account market conditions the parties may need to renegotiate separate Royalty Rates for Licensed Products for different Fields of Use provided that the concept of the new Royalty Rate referred to in (a) above shall continue to apply to such renegotiated rates.

The Licencee shall have the right to execute NXT User Licences on behalf of NXT in the precise terms as notified in writing by NXT from time to time and shall send to NXT a copy of any such User Licence within 14 calendar days of execution.



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IN WITNESS  WHEREOF the duly  authorised  representatives  of the  parties  have executed this Licence Agreement which is made the day and year of the signature for and on behalf of New Transducers Limited.


Signed for and on behalf of               )
NEW TRANSDUCERS LIMITED                   )     /s/ Ernest Schneider
this 27th day of September 1997           )     name and position:  Director
date of signature and of this Agreement   )





Signed for and on behalf of the           )
LICENSEE                                  )     /s/ Michael J. Parrella
                                          )     name and position:  CEO



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            These are the Standard License Terms referred to in the
            accompanying Licence Agreement and initialled for
            identification purposes
                  ES                            MJP
            New Transducers Limited             The Licensee

                             STANDARD LICENCE TERMS

1     Definitions

In these Standard Licence Terms and the accompanying Licence Agreement, the following words and expressions shall have the meanings shown.

"the Agreement"               the  accompanying  Licence  Agreement  and these
                             Standard Licence Terms.

"New Cross Licence"           the  New  Cross  Licence   Agreement   dated  27
                           September 1997 by
                           and   between   Verity   Group  plc,   NXT,   Noise
                           Cancellation
                           Technologies, Inc. and the Licensee.

"Associated Company"          (i)   any  legal  entity in which a party has an
                              Interest;
                           (ii) any legal entity which  directly or indirectly
                              Controls a party ("Parent");
                           (iii)    any legal  entity in which a Parent has an
                              Interest; or
                           (iv)  OnActive   Technologies  LLC  so  long  as  the
                              percentage  of voting  rights held by the Licensee
                              in  that   Company   does  not  fall  below  42.5%
                              (forty-two point five percent).

                           For purposes of this Agreement "Control" of an entity shall be deemed to exist by virtue of having the right to influence the operation and affairs thereof by holding directly 51% or more of each of the equity interests and voting rights in such entity. "Interest" in an entity shall be deemed to exist by virtue of owning voting rights equal to or greater than 50% of all voting rights in such entity.

"Commencement Date"           the  date  of  the  attached  Licence  Agreement
                           which is the date of its signature for and on behalf of NXT.

"Copyright"                copyright,  design  right and all  other  rights in
                           the nature of  copyright  and  design  right in the
                            Supporting Documentation.

"Improvement(s)"           any     addition,     development,     improvement,
                           modification or adaptation of any of the IPRs or new application of any of the IPRs.


"IPRs"                        the NCTI Patents, the NCTI Technology,  the NCTI
                           IPR, the NXT Patents,  the NXT  Technology  and the
                           NXT IPR as defined in the New Cross Licence together with Know How, the Marks and the Copyright which are owned by or licensed (with a right to sublicense) to NXT and which directly concern the manufacture, assembly, distribution, marketing, sale and use of the Licensed Products under the Marks.

"Know How"                 the   Supporting    Documentation   together   with
                           confidential information,  advice, descriptions and
                           other technical data (whether  written,  oral or in
                           any  other   form,   provided   that   where   such
                           information,  advice, descriptions or data is first
                           disclosed  orally it shall be confirmed in writing)
                           which are  supplied  by NXT to the  Licensee at any
                           time under the Agreement which support,  amplify or
                           explain  the   specifications   or  claims  of  the
                           Patents to the extent that the aforesaid

                           i) is not  published  or  otherwise  in the  public
                              domain   (otherwise  than  by  any  unauthorised
                              disclosure by the Licensee); or

                           ii)was known to the Licensee  (otherwise than through
                              NXT or its agents or the unauthorised disclosure by any third party).

"Marks"                       the registered and unregistered  trade marks set
out in Schedule 1.

"Net Revenue Sales"           the  revenues  received  from  the  sale  by the
                           Licensee of the Licensed Products less:

                           i) costs of packing, transportation and insurance;
                           ii)  sales,  value  added and other taxes not based
                              on income;
                           iii) ordinary trade discounts and commissions;
                           iv)  customs duties and expenses; and
                           v) royalties payable to third parties

                           In the event of sales of Licensed Products by the Licensee other than to a third party in a commercial arm's length transaction, the Net Sales Revenues shall be the amount which would have been charged by the Licensee in a commercial arm's length transaction.

"NXT Improvements" an Improvement created or arising as a result of technical assistance, training, research or development carried out by NXT for the Licensee.

"Sale"                    sale or any other disposal by the Licensee  (whether
for value or not) which shall (including "sales", "sell", "sold" etc.)
include lease, hire or any other transaction which transfers ownership or possession of any Licensed Product.

"Supporting               Documentation"  the  documents,   software  and  other
                          materials  to be  supplied  by NXT to the  Licensee to
                          assist  the   Licensee   to   manufacture,   assemble,
                          distribute, market sell and use the Licensed Products.

"US Consumer Price Index" the Consumer Price Index for all Consumers, US City Average (1982 - 84 = 100 ("CPI") All Item Index, published by the Bureau of Labor
                          Statistics, United States Department of Labor.

                          If the CPI shall cease to be compiled and published at any time during the term of the Agreement, but a comparable successor index is compiled and published by the Bureau of Labor Statistics, United States Department of Labor, such successor index shall be used for the purposes of the Agreement. If neither the CPI, nor a comparable successor index is compiled by the Bureau of Labor Statistics, the index reflecting cost of living increases generally recognised by financial and insurance institutions in the United States shall be used.

2     Commencement and Duration

2.1 Subject to the following provisions, the Agreement shall come into effect on the Commencement Date.

2.2 If any governmental or other approval is required, then the Licensee shall use its best efforts to secure such approval of the Agreement in the same form as executed and the Commencement Date shall be the date of such approval being obtained by the Licensee. If such approval is not obtained within one year from the date of the Agreement then the Agreement shall automatically cease to be of any further effect.

2.3 The Agreement and the licence granted under it shall continue from the Commencement Date until terminated in accordance with the terms hereof.

3     Grant

3.1 In consideration for the Initial Licensing Fee, the Annual Licensing Fee and the royalties payable under the Agreement, NXT hereby grants to the Licensee a non-exclusive non-assignable licence to use in the Field of Use the IPRs and the NXT Improvements to manufacture and assemble the Licensed Products in the Production Territory and to distribute, market, sell and use the Licensed Products in the Field of Use in the Sales Territory.

3.2 The Licensee may not sub-license the IPRs to any party (including without limitation any Associated Company of the Licensee).

3.3 NXT shall upon written request by the Licensee extend the Agreement to an Associated Company of the Licensee on the same terms (except that no further Initial and Annual Licensing Fees shall become due) provided the Associated Company covenants directly with NXT to observe the terms and conditions of the Agreement in the terms of the draft letter agreement set out in Schedule 3. The Licensee shall be jointly and severally responsible with any Associated Company to which the Agreement has been extended for the performance by that Associated Company of the terms and conditions of this Agreement. For the purposes of reporting sales and making royalty payments, the Licensee shall inform NXT whether sales of an Associated Company shall be deemed to be sales of the Licensee or whether the Associated Company shall make the reports and royalty payments directly to NXT.

3.4 The Licensee may sub-contract in the Production Territory the manufacture and/or assembly of the Licensed Products (and/or components therefor which require the use of the IPRs) provided:

            i) the Licensee informs NXT in writing of the identity of such sub-contractor;

            ii) the sub-contractor has a separate written agreement with the Licensee which expressly prohibits the sub-contractor from supplying any third party and which requires the sub-contractor to comply mutatis mutandi with the terms and conditions of this Agreement (including without limitation the confidentiality obligations in clause 13); and

      The Licensee may not commence using the proposed sub-contractor until both of the above conditions are satisfied. The use of a sub-contractor shall not relieve the Licensee of any of its obligations under the Agreement to NXT. The Licensee shall be liable for any activities or threatened activities of the sub-contractor (whether authorised by the Licensee or not) which are inconsistent with the terms and conditions of this Agreement and the Licensee shall fully and promptly protect, hold harmless and indemnify NXT against all damage, loss, expenses and costs (including reasonable legal fees and expenses) arising out of the sub-contractor's activities or threatened activities and any steps taken by NXT to terminate such matters.

3.5 The Licensee acknowledges that the grant of rights to the Licensee pursuant to clause 3 is conditional on the Licensee marking all Licensed Products with the Marks in accordance with the terms of the Agreement. The Licensee further acknowledges that a failure to comply with the marking provisions will result in the manufacture, assembly, distribution, marketing, sale or use (as the case may be) of unlicensed products and will constitute both a material breach of the Agreement and infringement of the IPRs.

4     Supply of Supporting Documentation and Know How

4.1 Within sixty days from the Commencement Date NXT shall supply to the Licensee the Supporting Documentation. At the Licensee's request, NXT may provide additional copies of the Supporting Documentation where it believes that it is appropriate to do so and at such cost as it may decide.

4.2 NXT may (in its absolute discretion) supply to the Licensee such further Know How in its possession which it is free to disclose to the Licensee and which may assist the Licensee to manufacture the Licensed Products.


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==============================================================================

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5     Technical assistance

5.1 In addition to the Supporting Documentation, NXT shall provide the Licensee with a two-day technical briefing (at such date and location as NXT may in its absolute discretion determine) on the use of the IPRs to manufacture the Licensed Products.

5.2 To the fullest extent as is permissible by law, all liability for the technical assistance provided by NXT to the Licensee or for NXT's failure to provide such assistance is excluded.

5.3 Should the Licensee require technical assistance beyond that allowed in sub-clause 5.1 or require training, research or development, NXT may provide such services at the rate of US$ 1,000 per day (plus out of pocket expenses and VAT if applicable) and on further terms to be agreed between the parties.

6     Intellectual property

6.1 The Agreement licenses a package of rights consisting of the Patents, the Know How and the Marks. No territorial restrictions relating to distribution, marketing and sales of the Licensed Products are placed either on the Licensee or its customers. Under sub-clause 15.2, the royalty payments reduce by 33% upon expiry of the last of the Patents. Accordingly, the Licensee acknowledges NXT's right to receive royalties for the full period during which the Licensee continues to manufacture, assemble, market, distribute or sell the Licensed Products notwithstanding that within the Sales Territory some or even all of the registrations for patent and/or trade mark rights may not be applied for or fail to proceed to grant.

6.2 The Licensee hereby acknowledges and agrees that subject to the terms hereof and the New Cross Licence it shall not acquire or hold any rights in respect of the IPRs nor in respect of any NXT Improvements. All such rights shall belong to and shall vest in NXT and/or NXT's licensors. For the avoidance of doubt, any rights granted hereunder in relation to any IPRs licensed by a third party to NXT shall automatically terminate on the termination of such third party licence to NXT.

6.3 The Licensee shall not do, procure or omit to do anything that might diminish the validity or subsistence of the IPRs nor NXT's or NXT licensors' ownership of such rights. However, neither this sub-clause nor anything in the Agreement shall prevent the Licensee from challenging or assisting others to challenge the ownership, validity or subsistence of the IPRs or any part of it.

6.4 At the request of NXT, the Licensee shall use its commercially reasonable endeavours to provide all reasonable information and assistance to enable any of the IPRs to be registered with any appropriate body anywhere in the world including, without limitation, by the giving of written and oral evidence by the relevant employees and officers of the Licensee. NXT shall reimburse the Licensee in respect of its reasonable out-of-pocket expense reasonably incurred in the provision of such information and assistance.

7     Warranties

7.1   NXT hereby represents and warrants that:

      7.1.1    it is the owner or licensee of the IPRs;

      7.1.2 it has the right and power to grant the licence in the Agreement;

      7.1.3    so far as NXT is aware, there is no claim on its title; and

      7.1.4 it will use its commercially reasonable endeavours to maintain the IPRs.

7.2   Subject to the above, NXT does not represent and excludes any warranty:

      7.2.1 that what is licensed hereunder is useful, of merchantable or satisfactory quality or fit for any purpose or is in good commercial form;

      7.2.2 that in exercising its rights hereunder no third party might bring a claim or action against the Licensee for infringement of any intellectual property right;


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      7.2.3    as to the accuracy of the  technical  information  and the Know
               How; or

      7.2.4    that the IPRs are valid and enforceable.

7.3 Nothing in sub-clause 7.2 shall exclude, restrict or modify any condition or product warranty implied in the Agreement by law where to do so would render sub-clause 7.2 void.

7.4 The Licensee hereby represents and warrants that it has the willingness, ability and resources to manufacture, assemble, distribute, market and sell commercially the Licensed Products.

8     Product liability

8.1 NXT shall have no liability whatsoever to the Licensee for any injury, loss or damage of any kind sustained or incurred by the Licensee or any other person arising from or in connection with the manufacture, assembly, distribution, marketing, sale, supply or use of the Licensed Products. Nothing in this sub-clause shall exclude, restrict or modify any condition or warranty implied by law where to do so would render this sub-clause void.

8.2 The Licensee shall fully and promptly protect, hold harmless and indemnify NXT against all liabilities, claims, damages, losses, expenses and costs (including reasonable legal fees and expenses) arising out of the manufacture, assembly, distribution, marketing, sale, supply and use of the Licensed Products by the Licensee or its customers or arising out of the use of the IPRs by the Licensee.

9     Third party infringement and legal proceedings

9.1 The Licensee shall immediately report to NXT any infringement or threatened infringement or unauthorised disclosure or use of the IPRs which comes to its attention, giving full particulars of all information available to the Licensee in respect of such infringement, disclosure or use.

9.2 At NXT's request, the Licensee shall promptly provide all reasonable information and assistance in respect of potential or actual proceedings concerning the IPRs including, without limitation, the giving of written and oral evidence by the relevant employees and officers of the Licensee.


9.3 Subject to the New Cross Licence Agreement the Licensee shall have no right to bring any proceedings or counterclaims against third parties in respect of the IPRs without the prior written consent of NXT.

10    NXT Improvements

10.1 The Licensee shall keep confidential any NXT Improvements save to the extent that any such NXT Improvement is published or otherwise in the public domain (other than by any unauthorised disclosure by the Licensee). The Licensee shall forthwith communicate full particulars of such NXT Improvement to NXT together with all information available to the Licensee concerning the mode of working and using the same. The Licensee shall execute all documents and do all such things necessary to enable NXT to obtain, defend or enforce its rights in and to NXT Improvements.

11    Trade Marks

11.1 The Licensee shall use the Marks and only in relation to the Licensed Products.

11.2 The Licensee shall use the Marks as agreed with NXT from time to time and shall not manufacture, assemble, distribute, market or sell (or offer to distribute, market or sell) Licensed Products in respect of which the Marks are not used or are used in a manner other than agreed with NXT. It is hereby agreed in principle that the Licensee shall use the Marks wherever it uses its own trade marks, but with less prominence in a similar manner as the use of the "Dolby" mark and logo on document hifi equipment.

11.3 The Licensee shall not use any mark or name so resembling the Marks as to be likely to cause confusion or deception in respect of any goods or services and shall use its best endeavours when using the Marks to preserve and maintain their distinctiveness and reputation.

11.4 The Licensee shall not and shall procure that any Associated Company of the Licensee does not

      11.4.1 use or register any name, word or device identical or similar to the Marks as part of a corporate, business or trading name; or

      11.4.2 apply to register anywhere in the world any mark or name identical to or similar to the Marks in respect of the Licensed Products or any other goods or services;

11.5 The Licensee shall make such applications as NXT may reasonably consider necessary or desirable to record the Licensee as a licensee of all or any of the Marks. The Licensee hereby agrees that such entry may be cancelled by NXT on termination of the Agreement and the Licensee hereby irrevocably authorises NXT to do such acts or things and will assist NXT so far as may be necessary to achieve such cancellation including executing any necessary documents.

11.6 The Licensee acknowledges that any and all goodwill and any and all rights resulting from the licensed use of each Mark shall accrue to the benefit of NXT. At the request of NXT, the Licensee shall promptly execute any confirmatory assignment to NXT of such rights.

11.7 Without prejudice to the other terms of the Agreement, the Licensee undertakes not to do or authorise to be done any act which impairs any registration of the Marks, diminishes the rights of NXT in the Marks, debases the Marks, or reduces the value of the Marks to NXT.

12    Quality control and marking

12.1 The License shall manufacture and/or assemble the Licensed Products in accordance with the reasonable quality standards as required by NXT from time to time and the Licensee shall not distribute, market or sell (or offer to distribute, market or sell) Licensed Products which do not comply with such quality standards.

12.2 The Licensee shall ensure that each Licensed Product shall comply at all times with all applicable laws, and regulations of governmental or other competent authorities in each relevant country and with any established industry standards in both the country of origin and the country of destination.

12.3 The Licensee shall comply fully with NXT's instructions for marking the Licensed Products and/or their packaging materials and/or their promotional materials with such notices relating to the IPRs as are required by applicable laws or are desirable in the opinion of NXT.

12.4 The Licensee shall comply fully with NXT's instructions for placing identifying marks on the Licensed Products or on their packaging in an inconspicuous manner so that NXT can readily identify the source of such Licensed Products.

13    Confidentiality

13.1 The parties hereto shall treat "Confidential Information" (as defined in the New Cross Licence) in accordance with the terms of clause 8 of the New Cross License. Without prejudice to the generality of the foregoing, the term Confidential Information shall include Know How.

13.2 The provisions of sub-clauses 13.1 shall survive termination of the Agreement.

14    Initial Licensing Fee and Annual Licensing Fee

14.1 In addition to any other sums that may be payable by the Licensee under any other provisions of the Agreement, the Licensee shall pay to NXT:

      14.1.1 the non-reimbursable Initial Licensing Fee within thirty days of the Commencement Date in respect of the technology transferred pursuant to the Agreement; and

      14.1.2for as long as the Agreement  remains in force, the Annual Licensing
            Fee within thirty days of each anniversary of the Commencement Date.

15    Royalty

15.1 The Licensee shall pay running royalties to NXT calculated on the basis of the Royalty Rate set out in the accompanying Licence Agreement.

15.2 Each royalty payment shall be reduced by 33% after the expiry (whether by effluxion of time or revocation) of the last of the Patents.

15.3 The royalty shall be calculated on the first day of January, April, July and October of each year and shall account for sales covered by the Agreement but not included in any previous royalty calculation.

15.4 The Licensee shall account to and pay NXT the royalty due within one month of the above quarter days, together with a statement of:

      15.4.1 the number of Licensed Products sold according to transducer type and the number of transducers per panel; and

      15.4.2   particulars of the calculation of the royalties payable.

16    Index-Linking, Payments and Taxation

16.1 Royalty payments and Annual Licensing Fee payments due on or after the first day of April 1998 shall be adjusted annually by the increase (if any) in the US Consumer Price Index over the immediately preceding calendar year.
16.2 The Licensee shall pay all sums due under the Agreement in United States dollars in immediately available funds to such account as NXT shall nominate.

16.3 The Licensee shall pay to NXT interest on all sums due and payable for so long as they are due and payable but unpaid, at the rate of 5% per annum over the base rate of Barclays Bank plce.

16.4 All sums payable under the Agreement are exclusive of Value Added Tax, consumption tax or other sales tax which shall where applicable be payable by the Licensee in addition.

16.5 All sums payable by the Licensee hereunder shall be paid in full without any set off or counterclaim and without deduction or withholding on any ground whatsoever, save only as may be required by law. If any such deduction or withholding is required by law in respect of any sum payable, the Licensee shall be obliged to pay to NXT such additional amount as would ensure that after any such deductions or withholdings have been made NXT would have received a sum equal to the amount that it would otherwise have received in the absence of any such deductions or withholdings. If it shall appear that any such sum as aforesaid is or is likely to be or become subject to any such deduction or withholding as aforesaid the parties shall consider together to what extent, if at all, it may lawfully be possible to mitigate the amount of such deduction or withholding or of the amount required to be paid as aforesaid.


16.6 If the Licensee makes an additional payment under sub-clause 16.5 for the account of NXT and NXT receives or is granted a credit against or relief or remission for, or repayment of, any tax paid or payable by the Licensee in respect of or calculated with reference to the deduction or withholding giving rise to such payment, NXT shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Licensee as the case may be, such amount of the deduction or withholding which will leave NXT (after such payment) in no better or worse position than it would have been in if the Licensee had not been required to make such deduction or withholding.

17    Books and inspection

17.1 The Licensee shall keep detailed, true and accurate books of account with regard to all sales of Licensed Products.

17.2 NXT or its appointed representatives may inspect on five days' notice such of the Licensee's records as may be necessary to verify the accuracy of the books of accounts, the sub-clause 15.4 statements and the payments made under the Agreement. In any event, NXT shall pay the fees of its appointed representatives in performing such verification. If the verification reveals an under or over payment, a correcting payment shall be made in thirty days of notification thereof.

18    Termination

18.1 NXT may terminate the Agreement forthwith at any time by giving seven days written notice where:

      18.1.1 the Licensee breaches any of the terms of the Agreement which cannot be remedied or, if capable of remedy, such breach is not remedied within a period of thirty days after notification thereof;

      18.1.2 the Licensee becomes insolvent, is adjudicated bankrupt or compounds with or makes any arrangement with or makes any general assignment for the benefit of its creditors or enters into liquidation, whether compulsorily or voluntarily (except for the purposes of a bona fide reconstruction or amalgamation) or has a receiver, administrative receiver or administrator (or the equivalent under United States or other relevant local bankruptcy law) appointed over the whole or any part of its undertaking or assets or a similar occurrence under any jurisdiction affects the Licensee or if the Licensee ceases or threatens to cease or makes any material change in its business.

      18.1.3 the Licensee challenges or assists others to challenge the validity, subsistence or scope of the IPRs or NXT's ownership of or entitlement to use such rights;

      18.1.4 the Agreement or any part thereof is held invalid or unenforceable by any court of competent jurisdiction or competent governmental body and the Licensee and NXT fail to reach agreement as to amendment of the Agreement under clause 21.

19    Rights after termination

19.1 The termination of the Agreement howsoever arising shall not relieve either of the parties of any obligation to the other arising prior to termination.

19.2  All moneys due under the Agreement shall be paid forthwith.

19.3 The Licensee shall not be entitled to a pro-rata or any refund of the Annual Licensing Fee for the year of termination.

19.4 The licence granted under sub-clause 3.1 shall terminate forthwith.

19.5 The Licensee shall promptly arrange for the destruction or, at the option of NXT, the return or surrender to NXT of all copies of:

      (i)      the Supporting Documentation; and

      (ii) other documents or media on which the Know How is contained, incorporated or stored; which are within its custody, power, possession or control.

19.6 Notwithstanding termination of the licence granted in sub-clause 3.1 for a period of six months following the termination and subject to all the terms of the Agreement, the Licensee may:

      19.6.1 manufacture Licensed Products and apply the Marks to the Licensed Products where this is to fulfil an order received prior to termination of the Agreement;

      19.6.2 effect sales of Licensed Products held in stock at the time of termination or manufactured thereafter in accordance with the above provisions.

20    Assignment

      20.1 The Licensee shall not and shall not attempt to assign, transfer, mortgage, charge or otherwise howsoever part with its rights, duties and obligations under the Agreement without the previous written consent of NXT.

      20.2 NXT may assign the benefit and burden of the Agreement together with its rights in and to the IPRs.


21    Invalidity

      If any provision of the Agreement is determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as the Agreement without such terms or provisions does not fail in its essential purpose. The parties shall negotiate in good faith to replace any such illegal or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of the Agreement.

22    Force Majeure

22.1 If either party is prevented or delayed in the performance of any of its obligations under the Agreement by force majeure and if such party gives written notice thereof to the other party specifying the matters constituting force majeure together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, then the party so prevented or delayed shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

22.2 For the purpose of the Agreement, the term "force majeure" shall be deemed to include any cause affecting the performance of the Agreement arising from or attributable to acts, events, non-happenings, omissions or accidents any of which are beyond the reasonable control of the party obliged to perform.


23    Modification

      No modification, waiver, alteration or amendment to or of the Agreement shall be valid unless set out in writing and executed by or on behalf of NXT and the Licensee.

24    Waiver

      Any failure by either party at any time or from time to time to enforce or require the other party strictly to observe and perform any of the terms and conditions of the Agreement shall not constitute a waiver of such terms or conditions or in any way affect the right of either party at any time to avail itself of such remedies as it may have under the Agreement or otherwise for any breach or breaches of such terms and conditions.

25    Entire agreement

      The Agreement and the New Cross Licence constitute the entire agreement of the parties as to its subject matter and supersedes and cancels all prior agreements, understandings and negotiations in connection with it. Each of the parties confirms and acknowledges that it has not agreed to enter into the Agreement in reliance upon any statements or representations (whether of fact or otherwise) made by the other which are not set out in the Agreement.

26    Relationship

      Nothing in the Agreement shall constitute or be deemed to constitute a partnership between the parties or constitute NXT as agent for the Licensee or vice versa for any purpose and neither party shall have the right or authority to and shall not do any act, enter into any contract, make any representation, give any warranty, incur any liability, assume any obligation, whether express or implied, of any kind on behalf of the other or binding to the other in any way.

27    Notices

27.1 Any notice given under the Agreement shall be given in writing and shall be served by sending the same by pre-paid first class post (or by airmail if being served outside the United Kingdom) or facsimile or by delivering the same by hand to the address of the party set out above (or such other address as either party has specified by notice to the other).

27.2 Any notice served in accordance with sub-clause 27.1 shall be deemed to have been served when delivered by hand at the time of such delivery and when sent through the post five calendar days after the date of despatch and when sent by facsimile on the date of transmission. In the case of service by facsimile a confirmatory copy of the same shall be sent by pre-paid first class post (or by airmail if being served outside the United Kingdom) on the same day as transmission otherwise such notice shall be invalid.

28    Dispute resolution

28.1 The parties shall meet as soon as possible to discuss and to attempt to resolve all matters not specifically provided for in the Agreement and which require a decision including all differences, disputes or disagreements which may arise out of or in connection with the Agreement. If the parties are unable to resolve any such matter or dispute then it shall be referred to the Chairman of NXT and the Chairman (or equivalent officer) of the Licensee, who shall meet within five days of being requested to do so and shall in good faith attempt to resolve the matter or dispute.

28.2 The parties agree to refer any matter or dispute which is not able to be resolved pursuant to sub-clause 28.1 to the Centre for Dispute Resolution ("CEDR") in London, England in an attempt to settle the same in good faith by Alternative Dispute Resolution ("ADR").

28.3 Neither party shall be deemed to be precluded from taking such interim formal steps as may be considered necessary to protect such party's position while the procedures referred to in sub-clauses 28.1 and 28.2 are being pursued.

28.4 In the event that the matter remains unresolved by such ADR procedure within thirty days of the commencement of such procedure, then the parties shall be at liberty to take such other Proceedings (as defined below) as they think fit.

29    Governing law and jurisdiction

29.1 The Agreement shall be governed by and construed in accordance with English law.

29.2 Except as provided for in sub-clauses 28.1, 28.2 and 28.3 in relation to any legal action or proceedings to enforce the Agreement (including the licence granted therein) or arising out of or in connection with the Agreement ("Proceedings"), the Licensee irrevocably submits to the exclusive jurisdiction of the English Courts and waives any objection to Proceedings in such Courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum. This sub-clause operates for the benefit of NXT which shall retain the right to take Proceedings in any other jurisdiction.

   SCHEDULE 1

   Marks

"NXT" Electronic and electrical apparatus and instruments; loudspeakers; loudspeaker drive units; public address
Class 9 systems; display panels for advertising, information and publicity purposes, with integrated or incorporated loudspeakers; display apparatus, having electrical or electronic components; sound reproduction apparatus; sound generation apparatus; acoustic apparatus for reproducing sound; loudspeakers integral to ceiling tiles; loudspeakers incorporated into ceiling tiles; sound reverberation units; noise cancellation apparatus; noise suppression apparatus; audio and video recording and reproducing equipment; amplifiers, tuners, turntables, compact disc players, cassette players, microphones, headphones; digital to analogue converters; magnetic and optical media for or bearing sound recordings; cables and connectors; televisions and video recorders; control units; computers; computer peripheral devices; parts and fittings for all the aforesaid goods.

Country               Application no.    Date
European Union*                           11.07.1996

Australia             712934              17.07.1996

Canada                817786              12.07.1996

China                 960091234           08.08.1996

Hong Kong             8610/96             16.07.1996

Japan                                     13.08.1996

Korea (South)                             02.08.1996

Korea (North)                             16.07.1996

Malaysia              96/10150            28.08.1996

Mexico                268964              22.07.1996

New Zealand           264569              15.07.1996

Singapore             8587/1996           16.08.1996

Taiwan                85035652            18.07.1996

United Kingdom        2107906             17.08.1996

United States of America                  17.08.1996

* Austria, Belgium, Denmark, Finland, France, Germany, Greece, Netherlands, Ireland, Italy, Luxembourg, Portugal, Spain, Sweden, United Kingdom.

                                   SCHEDULE 2

The rights granted to the Licensee in relation to the "Field of Use" shall exclude any rights in relation to the following fields of use for flat panel transducer and audio speaker products which rights are governed by the New Cross
License:

      (A) Aircraft including, but not limited to, all civil and military fixed and rotary wing aircraft of any nature and any other craft capable of sustained flight.

      (B) Headsets, headphones, earplugs, earbuds, earmuffs, and all forms of "on the ear" and "in the ear" sound generating devices (for the avoidance of doubt, this field shall not include communications handsets such as telephones, cellular telephones, speaker telephones, telephone conferencing, two-way radios, mobile radios, ham radios, CB radios, public telephones, wireless telephones, SMR telephones, answering machines, pagers).

      (C) Hearing aids, hearing assistance devices and other devices to assist impaired hearing.

      (D) All devices and systems where the sole purpose is reducing, isolating, controlling or attenuating noise or vibration.

                                   SCHEDULE 3

To [name of Licensee]
                                                                          [date]
     [address]

Dear Sirs

NXT Licence

We refer to the agreement between ourselves dated [date] ("the Agreement"), a copy of which is enclosed for reference.

You have requested that the benefit of the Agreement be extended to [name of the Licensee's Associated Company] (the "Company") under the terms of sub-clause 3.3 of the Agreement. We agree to this request in consideration for the following:

1. payment by the Company of US$1 (receipt and sufficiency of which are hereby acknowledged);

2. a joint and several warranty from you and the Company that the Company is an Associated Company;

3. agreement by the Company to perform and be bound by all the terms of the Agreement as from the Effective Date (as defined below) other than the obligation to pay the Initial and Annual Licensing Fees; and

4. acknowledgement by the Company that the rights granted to the Company by this letter may be terminated under the terms of the Agreement or upon the Company ceasing to be an Associated Company.

The term "Effective Date" means the date when NXT is in receipt of a signed copy of this letter duly executed by you and the Company.

Unless defined differently in this letter, defined words and expressions shall have the meanings given in the Agreement.

The law which governs this letter and the Courts which shall have jurisdiction over any matter arising out of this letter shall be as described in clause 29 of the Agreement.

Please indicate your acceptance and agreement to these terms by signing, dating and returning the enclosed copy of this letter. A copy of this letter is also being sent to the Company, and signature of that copy by the Company shall be evidence of the Company's acceptance and agreement to these terms.



Yours faithfully              We, [name of the  Licensee],  hereby confirm and
                              accept the terms of this letter


For and on behalf of
New Transducers Limited



                              We, [name of the  Company],  hereby  confirm and
accept
                              the terms of this letter

                              ---------------------------